As filed with the Securities and Exchange Commission on February 26, 2020

Registration No. 333-218419

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

City Office REIT, Inc.

(Exact Name of Registrant as specified in its charter)

Maryland	98-1141883
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

666 Burrard Street, Suite 3210

Vancouver, British Columbia, V6C 2X8

Tel: (604) 806-3366

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony Maretic

Chief Financial Officer, Treasurer and Secretary

City Office REIT, Inc.

666 Burrard Street, Suite 3210

Vancouver, British Columbia, V6C 2X8

Tel: (604) 806-3366

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

David C. Wright, Esq.

James V. Davidson, Esq.

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3, File No. 333-218419 (the “Registration Statement”), of City Office REIT, Inc. (the “Registrant”), which was filed with the United States Securities and Exchange Commission on June 1, 2017 and declared effective on June 12, 2017. The Registration Statement registered for sale up to $500,000,000 of the Registrant’s (i) common stock, $0.01 par value per share, (ii) preferred stock, $0.01 par value per share, (iii) debt securities, (iv) warrants and (v) units (collectively referred to in this Post-Effective Amendment as the “Securities”).

The Registrants have terminated all offerings of Securities under the Registration Statement, effective as of the close of trading on February 25, 2020 (the “Termination Date”). In accordance with the undertakings of the Registrant in the Registration Statement, this Post-Effective Amendment is being filed for the purpose of deregistering the Securities which remain unsold under the Registration Statement. As a result, the Registration Statement is hereby amended to deregister any and all of the Securities that were registered for sale to the public but remain unsold as of the Termination Date.

The aggregate total dollar amount of the filing fee associated with the Securities deregistered by this Post-Effective Amendment is $21,072. The Registrants may use the unused portion of the filing fee to offset the total filing fee due for a subsequent registration statement or registration statements in accordance with Rule 457 of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on this Post-Effective Amendment No. 1 on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Canada, on February 26, 2020.

CITY OFFICE REIT, INC.

By:	/s/ James Farrar
Name:	James Farrar
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James Farrar James Farrar	Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2020

/s/ Anthony Maretic Anthony Maretic	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 26, 2020

* John McLernon	Independent Director, Chairman of Board of Directors	February 26, 2020

* William Flatt	Independent Director	February 26, 2020

* Mark Murski	Independent Director	February 26, 2020

* John Sweet	Independent Director	February 26, 2020

*By:	/s/ James Farrar
Name:	James Farrar
Title:	Attorney-in-fact

3